Exhibit 99.2

 U.S. Industries, Inc. Announces Tender Offer for up to $54,800,000 Aggregate
                        Principal Amount of its 7-1/4%
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                             Senior Notes Due 2006

WEST PALM BEACH, FL. October 24, 2002 - U.S. Industries, Inc. (NYSE-USI) announced today that it commenced an Offer to Purchase (the "Offer") for up to $54,800,000 in aggregate principal amount of its outstanding 7-1/4% Senior Notes due 2006 (the "2006 Notes") for cash. The actual aggregate amount of cash paid to all tendering holders in the Offer will depend on the total amount of 2006 Notes tendered. In any event, USI will only purchase 43.84% of the tendered 2006 Notes, on the terms and subject to the conditions of the Offer. The consideration will be 100% of the principal amount of 2006 Notes accepted and purchased in the Offer.

In connection with the Offer, USI is also soliciting consents from holders of the 2006 Notes to a proposed amendment to the indenture under which the 2006 Notes were issued ("Consent Solicitation"). The amendment would allow USI to pay the Offer consideration using the cash deposited in a cash collateral account that is proportionately allocable to tendering holders. The proposed amendment will also provide that USI will make future offers to purchase outstanding 2006 Notes to the extent the cash deposited in such cash collateral account that is proportionally allocable to the 2006 Notes equals or exceeds 10% of the outstanding principal amount of the 2006 Notes.

The expiration date for the Offer is 12:00 midnight, New York City time, on November 22, 2002, unless extended. The consent date is 12:00 midnight, New York City time, on the later of November 7, 2002 and the date on which holders of a majority in aggregate principal amount of 2006 Notes deliver their consents to the proposed amendment to the indenture.

The Offer and the Consent Solicitation are subject to certain conditions, including receipt of the requisite consents to the amendment to the indenture, consummation of the amended Exchange Offer and Consent Solicitation for USI's outstanding 7-1/8% Senior Notes due 2003 and the approval of USI's senior secured lenders allowing USI to pay the consideration in respect of the Offer and to make such future offers to purchase as described in the amendment to the indenture. USI has reserved the right to terminate or amend the Offer and Consent Solicitation at any time prior to acceptance of the 2006 Notes for purchase. For full details of the terms and conditions of the Offer, holders should read the offer to purchase and consent solicitation statement and related consent and letter of transmittal and other offering materials relating to the Offer which will be distributed to eligible investors. Requests for the offering materials may be directed to USI's Information Agreement.

Georgeson Shareholder Communications Inc. is serving as USI's Information Agent for the Offer and Consent Solicitation and may be contacted at 17 State Street, 10th Floor, New York, New York 10004. Banks and Brokers may call collect using
(212) 440-9800 and all others may call toll free using (866) 807-2995. USI's public filings may also be obtained through the Securities and Exchange Commission at its website at http://www.sec.gov/, free of charge.

The Offer is being made solely pursuant to the offer to purchase and consent solicitation statement dated October 24, 2002 and related consent and letter of transmittal. Investors and note holders are strongly advised to read both the offer to purchase and consent solicitation statement and related consent and letter of transmittal regarding the Offer because they contain important information. USI will not pay or give, directly or indirectly, any commission or remuneration to any broker, dealer, salesman, agent or other person for soliciting tenders in the Offer.

This press release shall not constitute a solicitation of consents or an offer to buy 2006 Notes.

U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.



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Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company's disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs and availability, freights costs, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.